Exhibit 1.5

AMENDMENT NO. 3 TO THE SALES AGREEMENT

LEERINK PARTNERS LLC

1301 Avenue of the Americas, 5th Floor

New York, New York 10019

Ladies and Gentlemen:

This Amendment No. 3 to the Sales Agreement (this “Amendment”) is entered into as of May 22, 2025 (the “Effective Date”) by Replimune Group, Inc., a Delaware corporation (the “Company”), and Leerink Partners LLC, as sales agent (the “Agent”). The Company and the Agent entered into that certain Sales Agreement, dated as of August 3, 2023 (the “Initial Agreement”), which was amended pursuant to Amendment No. 1 thereto on May 16, 2024 (“Amendment No. 1”) and Amendment No. 2 thereto on November 25, 2024 (“Amendment No. 2”). Reference herein to the “Original Agreement” shall mean the Initial Agreement, as so amended by Amendment No. 1 and Amendment No. 2. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement. The parties hereto, intending to be legally bound, hereby agree as follows:

1.	The first sentence of Section 1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent up to $100 million of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), subject to the limitations set forth in Section 5(c) (the “Placement Shares”).”

2.	On and after the Effective Date and except where the context otherwise requires, references to the “Registration Statement” shall refer to the registration statement on Form S-3 filed by the Company with the Commission on May 22, 2025, as may be amended, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B or Rule 462(b) under the Securities Act.

3.	The first sentence of Section 5(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the first Trading Day (or such earlier day as is industry practice or as is required for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”).”

4.	The second sentence of Section 6(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The Company has prepared and will file on May 22, 2025 the Registration Statement with the Commission. The Registration Statement will be declared effective by the Commission under the Securities Act prior to the issuance of any Placement Notices by the Company.”

5.	Section 6(d) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Smaller Reporting Company. The Company, upon filing its annual report on Form 10-K for the fiscal year ended March 31, 2024 on May 16, 2024 and through the date hereof, has been and is a smaller reporting company under Rule 405 of the Securities Act (a “Smaller Reporting Company”).”

6.	Section 7(y) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Smaller Reporting Company. The Company will promptly notify the Agent if the company ceases to be a Smaller Reporting Company at any time prior to the completion of the Agent’s distribution of the Placement Shares pursuant to this Agreement.”

7.	Section 6(ss) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Status under the Securities Act. (i) At the time of filing the Registration Statement and (ii) at the time of the execution of Amendment No. 3 to this Agreement (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.”

8.	Notwithstanding anything to the contrary set forth in this Amendment or the Original Agreement, the Company may not deliver a Placement Notice to the Agent, and the Agent shall have no obligation to offer or sell any Placement Shares under the Agreement, until such time as the Company (i) files a Prospectus Supplement (or a prospectus supplement under another registration statement on Form S-3), in form and substance acceptable to the Agent, reflecting this Amendment and such other matters as the Company and the Agent shall reasonably agree and (ii) has delivered to the Agent the certificate, the written opinion and negative assurance letter of Morgan Lewis & Bockius LLP, the written opinion of J A Kemp LLP and the Comfort Letters described in Sections 7(m), 7(n), 7(o) and 7(p), respectively, of the Original Agreement.

9.	Notwithstanding anything to the contrary set forth in this Amendment or the Original Agreement, in addition to the Company’s obligations under Section 7(g)(vii) of the Original Agreement, the Company agrees to pay the reasonable fees and disbursements of the Agent’s outside legal counsel incurred in connection with the Registration Statement and the execution of this Amendment, and in connection with the actions taken after the Effective Date in connection with the Sales Agreement, in an amount not to exceed $50,000.

10.	The Company represents and warrants to, and agrees with the Agent that as of the date of this Amendment, this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms.

11.	This Amendment constitutes the entire agreement of the parties hereto and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Amendment may not be amended or modified unless in writing by all the parties hereto, and no covenant or condition in this Amendment (express or implied) may be waived unless waived in writing by the party that such condition or covenant is intended to benefit. All references in the Initial Agreement (including in the schedules and exhibits thereto) to the “Agreement” or the “Sales Agreement” shall mean the Initial Agreement as amended by Amendment No. 1, Amendment No. 2 and as further amended by this Amendment; provided, however, that all references to “date of this Agreement” or “date hereof” in the Initial Agreement shall continue to refer to the date of the Initial Agreement. Other than to the extent modified by Amendment No. 1, Amendment No. 2 and as further modified by this Amendment, the Initial Agreement shall remain in full force and effect.

12.	The provisions of Sections 16, 17, 18, 20, 21 and 25 and the last three sentences of Section 15 of the Original Agreement shall apply to this Amendment, mutatis mutandis.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding agreement between the Company and the Agent.

Very truly yours,

REPLIMUNE GROUP, INC.

By:	/s/ Sushil Patel
Name: Sushil Patel
Title: Chief Executive Officer

[Signature Page to Amendment No. 3 to the Sales Agreement]

ACCEPTED as of the date first-above written:

LEERINK PARTNERS LLC

By:	/s/ Peter M. Fry
Name: Peter M. Fry
Title: Head of Alternative Equities

[Signature Page to Amendment No. 3 to the Sales Agreement]